Exhibit (a)(1)(E)

Offer to Purchase for Cash
by
Empire Resources, Inc.

Up to 1,000,000 Shares of its Common Stock At a Purchase Price of $3.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 29, 2012, UNLESS THE OFFER
IS EXTENDED (THE “EXPIRATION DATE”)

June 4, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 4, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Empire Resources, Inc., a Delaware corporation (the “Company”), to purchase up to 1,000,000 shares of its common stock, $0.01 par value, at a purchase price of $3.00 per share, net to the seller, less any applicable withholding taxes and without interest (the “Purchase Price”), upon the terms and subject to the conditions of the Offer. Unless otherwise indicated, all references to shares are to shares of the Company’s common stock.

The Company will purchase all shares properly tendered and not properly withdrawn prior to the Expiration Date at a purchase price of $3.00 per share, net to the seller, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer, including its “odd lot” priority, proration and conditional tender provisions. Subject to certain limitations and legal requirements, the Company reserves the right to accept for payment, according to the terms and conditions of the Offer, up to an additional 2% of outstanding shares of common stock. The Company will return shares not purchased because of proration provisions or conditional tenders to the tendering stockholders at the Company’s expense promptly after the Offer expires. See Section 2 and Section 3 of the Offer to Purchase.

On the terms and subject to the conditions of the Offer, if at the Expiration Date more than 1,000,000 shares are properly tendered, the Company will purchase shares first, from all holders of “odd lots” of less than 100 shares (an “Odd Lot Holder”) who properly tender all of their shares and do not properly withdraw them before the Expiration Date, second, on a pro rata basis (except for stockholders who tendered shares conditionally if the condition was not satisfied), and third, if necessary to permit the Company to purchase 1,000,000 shares, from stockholders who have conditionally tendered shares and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. See Sections 2, 3 and 6 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. The purchase price for your shares will be $3.00 per share, net to you in cash, less any applicable withholding taxes and without interest.

2. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3. The Offer is not conditioned on any minimum number of shares being tendered and is not conditioned upon financing. The Offer is, however, subject to certain other conditions set forth in Section 7 of the Offer to Purchase.

4. The Offer, withdrawal rights and proration period will expire at 12:00 midnight, New York City time, on June 29, 2012, unless the Company extends the Offer.

5. The Offer is for up to 1,000,000 shares, constituting approximately 11% of the shares of common stock outstanding as of June 4, 2012.

6. Tendering stockholders who are registered stockholders or who tender their shares directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

7. If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the shares that you own before the Expiration Date and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered and not properly withdrawn.

8. If you wish to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on June 29, 2012, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal (together with any amendment or supplement thereto) and is being made to all record holders of shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Our Board of Directors has approved the Offer. However, neither the Company nor any member of our Board of Directors, nor the Depositary, the Dealer Manager or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender and, if so, how many shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2 of the Offer to Purchase. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers do not intend to participate in the Offer and they do not intend to tender any of their shares.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash
by
Empire Resources, Inc.
Up to 1,000,000 Shares of its Common Stock
At a Purchase Price of $3.00 Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 4, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Empire Resources, Inc., a Delaware corporation (the “Company”), to purchase up to 1,000,000 shares of its common stock, $0.01 par value, at a purchase price of $3.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest (the “Purchase Price”), upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, at the price per share indicated below, on the terms and subject to the conditions of the Offer.

In participating in the Offer to purchase for cash, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Company’s securities are unknown and cannot be predicted with certainty; (4) the undersigned has read and understands the Offer; (5) the undersigned has consulted his or her tax and financial advisors with regard to how the Offer will impact his or her personal situation; (6) any foreign exchange obligations triggered by the undersigned’s tender of shares or the recipient of proceeds are solely his or her responsibility; and (7) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.

The undersigned understands that the Company holds certain personal information about him or her, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any shares of stock held in the Company, details of all options or any other entitlement to shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing his or her stock ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his or her country. The undersigned understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom the undersigned held any shares of stock. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Offer. The undersigned understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company. The undersigned understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Offer. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the undersigned understands that he or she may contact the Company.

Number of shares to be tendered by you for the account of the undersigned:

__________ shares*

* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

ODD LOTS
(See Instruction 5 of the Letter of Transmittal)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐  By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those shares.

CONDITIONAL TENDER
(See Instruction 6 of the Letter of Transmittal)

A tendering stockholder may condition his or her tender of shares upon the Company purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐  The minimum number of shares that must be purchased from me, if any are purchased from me, is: ______________shares.

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares and checked this box:

☐  The tendered shares represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):

(Please Print)

Taxpayer Identification
or Social Security Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date: